UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2010

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.                      Termination of a Material Definitive Agreement.

On August 5, 2010, Empire Resorts, Inc. (the “Company”) sent a notice of termination to Concord Associates, L.P. (“Concord”) terminating that certain agreement, dated as of March 23, 2009, between Concord and the Company (the “Agreement”) pursuant to which the Company (or a wholly-owned subsidiary of the Company reasonably acceptable to Concord) was to be retained by Concord Empire Raceway Corp. (“Raceway Corp.”), a subsidiary of Concord, to provide advice and general managerial oversight with respect to the operations at the harness track (the “Track”) to be constructed at that certain parcel of land located in the Town of Thompson, New York and commonly known as the Concord Hotel and Resort (the “Concord Property”).  The Agreement had a term of forty (40) years (the “Term”).

The Agreement had provided that commencing upon the commencement of operations at the Concord Gaming Facilities (the “Operations Date”) and for the duration of the Term, the Company was to receive an annual management fee in the amount of Two Million and 00/100 Dollars ($2,000,000.00), such management fee to be increased by five percent (5%) on each five (5) year anniversary of the Operations Date (the “Empire Management Fee”).  Concord agreed that the Empire Management Fee to be paid to the Company would be senior to payments due in connection with to the Financing.

In addition to the Empire Management Fee, the Agreement provided that commencing on the Operations Date and for the duration of the Term, the Company was to be paid an annual fee in the amount of two percent (2%) of the total revenue wagered with respect to video gaming machines and/or other alternative gaming located at the Concord Property after payout for prizes, less certain fees payable to the State of New York State, the Monticello Harness Horsemen’s Association, Inc. and the New York State Horse Breeding Fund (“Adjusted Gross Gaming Revenue Payment”).  Commencing upon the Operations Date and for the duration of the Term, in the event that the Adjusted Gross Gaming Revenue Payment paid to the Company was less than Two Million and 00/100 Dollars ($2,000,000.00) per annum, Concord guaranteed to pay to the Company the difference between Two Million and 00/100 Dollars ($2,000,000.00) and the Adjusted Gross Gaming Revenue Payment distributed to the Company with respect to such calendar year.

Upon a sale or other voluntary transfer of the Concord Gaming Facilities to any person or entity who is not an affiliate of Concord (the “Buyer”), Raceway Corp. was permitted to terminate the Agreement upon payment to the Company of Twenty-Five Million and 00/100 Dollars ($25,000,000.00); provided, that the Buyer shall have entered into an agreement with the Company whereby the Buyer shall have agreed to pay the greater of (i) the Adjusted Gross Gaming Revenue Payment and (ii) Two Million and 00/100 Dollars ($2,000,000.00) per annum to the Company for the duration of the Term of the Agreement.

The closing of the transactions contemplated by the Agreement were to have taken place on the date that Concord or its subsidiary secured and closed on (but not necessarily funded under) financing (the “Financing”) in the minimum aggregate amount of $500 million (including existing equity) from certain third-party lenders in connection with the development of the Track and certain gaming facilities (the “Concord Gaming Facilities”) on the Concord Property (the “Closing Date”).  The Company and Concord were each permitted to terminate the Agreement by written notice in the event that the Closing Date had not occurred on or before July 31, 2010.

Louis Cappelli, a stockholder that beneficially owns more than 5% of the Company’s common stock and is a member of the Company’s board of directors, is the managing member of Convention Hotels, LLC, Concord’s general partner.  Mr. Cappelli is also the managing member of Cappelli Resorts and Cappelli Resorts II, LLC.  Through his ownership interest in Cappelli Resorts and Cappelli Resorts II, LLC, Mr. Cappelli owns a controlling interest in Concord.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 24, 2009 and is incorporated herein by reference.  The Agreement has been included to provide investors and stockholders with information regarding its terms.  It is not intended to provide any other factual information about the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: August 11, 2010	By:	/s/ Joseph A. D’Amato
		Name:	Joseph A. D’Amato
		Title:	Chief Executive Officer